Exhibit 99.1
G-III APPAREL GROUP, LTD.

For:	G-III Apparel Group, Ltd.

Contact: Investor Relations James Palczynski (203) 682-8229

G-III Apparel Group, Ltd. Wayne S. Miller, Chief Operating Officer (212) 403-0500
G-III APPAREL GROUP, LTD. ANNOUNCES FIRST QUARTER
FISCAL 2011 RESULTS
—Net Sales Increase 43% to $154.3 million—
—Net Loss Per Share Reduced to $0.07 from $0.41—
—Andrew Marc Offerings Expanded with Addition of Andrew Marc Jeanswear License—
—Two New Licenses Signed with Calvin Klein —
     New York, New York — June 7, 2010 — G-III Apparel Group, Ltd. (NasdaqGS: GIII) today announced operating results for the first quarter of fiscal 2011.
     For the quarter ended April 30, 2010, G-III reported that net sales increased by 43% to $154.3 million from $107.6 million in the year-ago period. The Company’s net loss for the quarter was $1.4 million, or $0.07 per share, compared to $6.8 million, or $0.41 per share, in the prior comparable period.
The Company noted three recent developments that occurred in May 2010:
•	As announced previously, the Company entered into a license agreement with the Jones Jeanswear Division of Jones Apparel Group, Inc (NYSE:JNY) for the launch of Andrew Marc men’s jeanswear. Sales of these products are expected to commence in the fourth quarter of 2010.

•	The Company has signed two new licenses with Calvin Klein, Inc., a wholly owned subsidiary of Phillips-Van Heusen Corporation (NYSE: PVH), one for women’s “Calvin Klein” better handbags and small leather goods and one for “Calvin Klein” better luggage, with first shipments of these products expected in 2011. The Company now has eight license agreements for Calvin Klein products.

•	The Company entered into an amendment to its loan agreement that, among other things, increased the maximum line of credit from $250 million to $300 million, reduced the interest rate on borrowings by 0.25% and extended the term of the agreement an additional two years to July 31, 2013.

     Morris Goldfarb, G-III’s Chairman and Chief Executive Officer, said, “We are pleased to have delivered an excellent first quarter. Our revenue and margin performance was driven by a combination of strong spring business in the dress and sportswear categories, and continued improvements in both sales and gross margin at our Wilsons retail outlet store business. Across the board, our product lines have delivered the right mix of fashion and value for a variety of tiers of distribution.”
     Mr. Goldfarb continued, “We have carefully planned our inventory, implemented effective cost controls, and are strategically driving to capture market share in a number of key categories. Our improved order book for the Fall and Holiday season compared to last year has given us increased visibility and, while we are mindful of the risks in this market environment, we believe we are positioned for another strong year.”
     Mr. Goldfarb concluded, “We are thrilled to have Jones Apparel Group launch our Andrew Marc Jeanswear line. In addition, we are very proud and appreciative that Calvin Klein and Phillips-Van Heusen have chosen and entrusted us with licenses, beginning in 2011, for “Calvin Klein” brands’ women’s better handbags and small leather goods and better luggage. These new initiatives will help us grow the range of our product offerings as we continue to transform our business into a more diversified apparel company serving multiple tiers of distribution.”
Outlook
     The Company is forecasting net sales of approximately $950.0 million for its fiscal year ending January 31, 2011, compared to $800.9 million in the prior fiscal year. The Company is also forecasting net income of $44.0 million to $46.0 million, or between $2.20 and $2.30 per share, compared to net income of $31.7 million, or $1.83 per share, in the prior fiscal year. The Company is forecasting EBITDA for the fiscal year ending January 31, 2011 to increase approximately 35% to 40% from fiscal 2010 to a range of approximately $83.3 million to $86.3 million compared to EBITDA of $61.6 million in fiscal 2010. EBITDA should be evaluated in light of the Company’s financial results prepared in accordance with US GAAP. A reconciliation of EBITDA to net income in accordance with US GAAP is included in a table accompanying the condensed financial statements in this release.
     The Company is forecasting net sales of approximately $160 million for its second fiscal quarter ending July 31, 2010, compared to $135.9 million in the prior year’s second fiscal quarter. The Company is also forecasting a net loss of $0.2 million to $1.0 million, or between $.01 and $.05 per share, compared to a net loss of $2.8 million, or $0.17 per share, in last year’s second quarter.

About G-III Apparel Group, Ltd.
G-III is a leading manufacturer and distributor of outerwear, dresses, sportswear and women’s suits under licensed brands, its own brands and private label brands. G-III sells outerwear and dresses under our own Andrew Marc, Marc New York and Marc Moto brands and has licensed these brands to select third parties in certain product categories. G-III has fashion licenses under the Calvin Klein, Sean John, Kenneth Cole, Cole Haan, Guess?, Jones New York, Jessica Simpson, Nine West, Ellen Tracy, Tommy Hilfiger, Enyce, Levi’s and Dockers brands and sports licenses with the National Football League, National Basketball Association, Major League Baseball, National Hockey League, Touch by Alyssa Milano and more than 100 U.S. colleges and universities. Our other owned brands include Jessica Howard, Eliza J, Black Rivet, G-III, Tannery West, G-III by Carl Banks and Winlit. G-III also operates retail outlet stores under the Wilsons Leather name.
Statements concerning G-III’s business outlook or future economic performance, anticipated revenues, expenses or other financial items; product introductions and plans and objectives related thereto; and statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters are “forward-looking statements” as that term is defined under the Federal Securities laws. Forward-looking statements are subject to risks, uncertainties and factors which include, but are not limited to, reliance on licensed product, reliance on foreign manufacturers, risks of doing business abroad, the current economic and credit environment, the nature of the apparel industry, including changing customer demand and tastes, customer concentration, seasonality, risks of operating a retail business, customer acceptance of new products, the impact of competitive products and pricing, dependence on existing management, possible disruption from acquisitions and general economic conditions, as well as other risks detailed in G-III’s filings with the Securities and Exchange Commission. G-III assumes no obligation to update the information in this release.

G-III APPAREL GROUP, LTD. AND SUBSIDIARIES
(NASDAQGS: GIII)
CONSOLIDATED STATEMENTS OF OPERATIONS AND
SELECTED BALANCE SHEET DATA
(In thousands, except per share amounts)

	First Quarter Ended April 30,
	(Unaudited)
	2010	2009

Net sales	$154,278	$107,563
Cost of sales	105,241	76,348

Gross profit	49,037	31,215
Selling, general and administrative expenses	49,682	40,883
Depreciation and amortization	1,280	1,404

Operating loss	(1,925)	(11,072)
Interest and financing charges, net	362	685

Loss before income taxes	(2,287)	(11,757)
Income tax benefit	(915)	(4,938)

Net loss	$(1,372)	$(6,819)

Net loss per common share:
Basic and Diluted	$(0.07)	$(0.41)

Weighted average shares outstanding (Basic and Diluted)	18,903	16,696

	At April 30,
	2010	2009
Balance Sheet Data (in thousands):
Cash	$17,869	$2,262
Working Capital	173,816	93,481
Inventory	100,006	89,354
Total Assets	300,370	244,568
Short-term Revolving Debt	—	31,080
Total Stockholders’ Equity	$235,176	$155,825

G-III APPAREL GROUP, LTD. AND SUBSIDIARIES
RECONCILIATION OF EBITDA TO ACTUAL AND FORECASTED NET INCOME
(In thousands)
(Unaudited)

	Forecasted	Actual
	Twelve Months	Twelve Months
	Ended	Ended
	January 31, 2011	January 31, 2010
EBITDA, as defined	$83,300-$86,300	$61,587
Depreciation and amortization	6,200	5,380
Interest and financing charges, net	3,700	4,705
Income tax expense	29,400-30,400	19,784

Net income	$44,000-$46,000	$31,718

     EBITDA is a “non-GAAP financial measure” which represents earnings before depreciation and amortization, impairment charges, interest and financing charges, net, and income tax expense. EBITDA is being presented as a supplemental disclosure because management believes that it is a common measure of operating performance in the apparel industry. EBITDA should not be construed as an alternative to net income/(loss) as an indicator of the Company’s operating performance, or as an alternative to cash flows from operating activities as a measure of the Company’s liquidity, as determined in accordance with generally accepted accounting principles.